                                                                     EXHIBIT 2.1

                             DISTRIBUTION AGREEMENT

                               TABLE OF CONTENTS
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                                                                                       PAGE
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Article 1 Definitions.................................................................  1

      1.1 General.....................................................................  1
      1.2 References; Interpretation..................................................  5

Article 2 Distribution And Other Transactions; Certain Covenants......................  5

      2.1 The Distribution And Other Transactions.....................................  5

          (a)    Certain Transactions.................................................  5
          (b)    Stock Dividend To BEI................................................  5
          (c)    Charter; By-Laws.....................................................  5
          (d)    Directors............................................................  5
          (e)    Certain Licenses And Permits.........................................  5
          (f)    Lease Amendments.....................................................  6
          (g)    Transfer Of Agreements...............................................  6
          (h)    Consents.............................................................  7
          (i)    Delivery Of Shares To Agent..........................................  7
          (j)    Other Transactions...................................................  7

     2.2  Financing...................................................................  7
     2.3  Operations In Ordinary Course...............................................  7
     2.4  Capital Structure...........................................................  8
     2.5  Assumption And Satisfaction Of Liabilities..................................  8
     2.6  Resignations................................................................  8
     2.7  Further Assurances..........................................................  8
     2.8  No Representations Or Warranties............................................  8
     2.9  Elimination Of Guarantees...................................................  8
     2.10 Witness Services............................................................  9
     2.11 Certain Postdistribution Transactions.......................................  9
     2.12 Transfers Not Effected Prior To Effective Time; Transfers Deemed
          Effective As Of Effective Time..............................................  9
     2.13 Ancillary Agreements........................................................ 10

Article 3 Access To Information....................................................... 10

     3.1  Provision Of Corporate Records.............................................. 10
     3.2  Access To Information....................................................... 10
     3.3  Reimbursement; Other Matters................................................ 10
     3.4  Confidentiality............................................................. 11

Article 4 Dispute Resolution.......................................................... 11

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                                      i
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                               TABLE OF CONTENTS
                                  (continued)
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Article 5 Insurance..............................................................      13

     5.1  Coverage...............................................................      13
     5.2  Claims Following The Effective Time; Waiver............................      13
     5.3  Administration.........................................................      14
     5.4  Insurance Proceeds.....................................................      14
     5.5  Retrospectively Rated Policies.........................................      14
     5.6  Agreement For Waiver Of Conflict And Shared Defense....................      14
     5.7  Cooperation............................................................      14
     5.8  Indemnity Agreement....................................................      14

Article 6 Employee Obligations And Benefit Plans.................................      15

     6.1  BEI Retirement Plan....................................................      15
     6.2  Supplemental Plan......................................................      15
     6.3  Stock Options And Restricted Stock.....................................      15

          (a)  Stock Options.....................................................      15
          (b)  Restricted Stock..................................................      16

     6.4  Other Benefits.........................................................      16
     6.5  Severance Claims.......................................................      17

Article 7 Miscellaneous..........................................................      17

     7.1  Complete Agreement; Construction.......................................      17
     7.2  Ancillary Agreements...................................................      17
     7.3  Counterparts...........................................................      17
     7.4  Survival Of Agreements.................................................      17
     7.5  Expenses...............................................................      17
     7.6  Notices................................................................      18
     7.7  Waivers................................................................      18
     7.8  Amendments.............................................................      18
     7.9  Assignment.............................................................      18
     7.10 Successors And Assigns.................................................      19
     7.11 Termination............................................................      19
     7.12 Subsidiaries...........................................................      19
     7.13 Third Party Beneficiaries..............................................      19
     7.14 Attorney Fees..........................................................      19
     7.15 Title And Headings.....................................................      19

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                                      ii
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                               TABLE OF CONTENTS
                                  (continued)

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     7.16 Exhibits And Schedules....................................................   19
     7.17 Specific Performance......................................................   19
     7.18 Governing Law.............................................................   20
     7.19 Consent To Jurisdiction...................................................   20
     7.20 Severability..............................................................   20
     7.21 Force Majeure.............................................................   20

                             DISTRIBUTION AGREEMENT


     The following DISTRIBUTION AGREEMENT dated as of September [ ], 1997, is entered into by BEI ELECTRONICS, INC., a Delaware corporation ("BEI"), and BEI TECHNOLOGIES, INC., a Delaware corporation ("Technologies").

     The Board of Directors of BEI has determined to distribute to the holders of shares of Common Stock, par value $0.001 per share, of BEI (the "BEI Common Stock") shares of Common Stock, par value $0.001 per share, of Technologies (the "Technologies Common Shares"). It is desirable to allocate and assign responsibility for various matters affecting the activities of Technologies and to set forth the principal corporate transactions required to effect such distribution and other agreements that will govern certain other matters following the distribution.

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     1.1 GENERAL. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Action" shall mean any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative official, agency, body or commission or any arbitration tribunal, including any claims or contract disputes concerning any governmental contract.

          "Affiliate" shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified.

          "Agent" shall mean ChaseMellon Shareholder Services, LLC, as transfer agent for BEI and Technologies.

          "Ancillary Agreements" shall mean all of the written agreements, instruments, understandings, assignments or other arrangements (other than this Agreement) entered into in connection with the transactions contemplated hereby, including, without limitation, (i) the Tax Allocation and Indemnity Agreement,
(ii) the Technology Transfer and License Agreement, (iii) the Trademark Assignment and Consent Agreement, (iv) the Assumption of Liabilities and Indemnity Agreement, (v) the Tax Allocation and Indemnity Agreement, and (vi) the Corporate Services Agreement.

          "BEI Business" shall mean the businesses of any division, Subsidiary or investment of BEI (other than the Technologies Business) managed or operated prior to the Effective Time by any such business entity.

          "BEI Liabilities" shall mean collectively, (i) all the Liabilities of BEI and its Subsidiaries under this Agreement and any of the Ancillary Agreements and (ii) all the Liabilities of the parties hereto or their respective Subsidiaries (whenever arising whether prior to, at or following the Effective Time) arising out of or in connection with or otherwise relating to the management or conduct before or after the Effective Time of the BEI Business.

          "BEI Restricted Stock Plan" shall mean the 1992 BEI Restricted Stock Plan, as in effect at the Effective Time.

          "BEI Retirement Plan" shall mean the BEI Retirement Savings Plan, as in effect at the Effective Time.

          "BEI Supplemental Plan" shall mean the BEI Deferred Compensation Plan, as in effect on the Distribution Date.

          "Claims Administration" shall mean (i) the processing of claims made under Company Policies, including the reporting of claims and occurrences to the appropriate insurance carriers and the collection of the proceeds of Company Policies and (ii) in the case of the Technologies Business, the reporting to BEI of any losses or claims which may cause the per-occurrence deductible or self-insured retention or limits of any Company Policy to be exceeded.

          "Code" shall mean the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder, including any successor legislation.

          "Commission" shall have the meaning set forth in Section 3.2(b).

          "Company Policies" shall mean all Policies, current or past, under which BEI or any subsidiary, affiliate or predecessor of BEI is a named insured.

          "Conveyancing and Assumption Instruments" shall mean, collectively, the various agreements, instruments and other documents to be entered into to effect the transfer of assets and the assumption of Liabilities in the manner contemplated by this Agreement.

          "Corporate Services Agreement" shall mean the Corporate Services Agreement dated as of the date hereof between BEI and Technologies.

          ["Credit Agreement" shall mean the line of credit agreement dated _______________, 1997 with Canadian Imperial Bank of Commerce, the Senior Note Agreements dated _______________, 199_ related to the Series A and Series B Senior Notes, the loan agreements related to the mortgage note dated _______________, 199_, and any other related agreements or other financing agreements which will be assumed by Technologies prior to the Distribution Date pursuant to Section 2.2 hereof and which are intended to provide financing and working capital for Technologies after the Distribution.]

          "Distribution" shall mean the distribution to holders of record of shares of BEI Common Stock as of the Distribution Record Date of the Technologies Common Shares owned by BEI on the basis of one Technologies Common Share for every one share of BEI Common Stock. The Distribution shall be deemed effective as of the Effective Time.

          "Distribution Date" shall mean October ___, 1997, or such other date as may hereafter be determined by BEI's Board of Directors as the date on or after which certificates representing the Common Shares shall be distributed by the Agent to holders of record of shares of BEI Common Stock on the Distribution Record Date.

          "Distribution Record Date" shall mean September ___, 1997, or such other date as may hereafter be determined by BEI's Board of Directors as the record date for the Distribution.

          "Effective Time" shall mean midnight on September ___, 1997, or such other date as may hereafter be determined by BEI's Board of Directors as the date on which the Distribution shall be deemed effective.

          "Indemnity Agreement" shall mean the Assumption of Liabilities and Indemnity Agreement dated as of the date hereof between BEI and Technologies.

          "Information Statement" shall mean the Information Statement sent to the holders of shares of BEI Common Stock in connection with the Distribution, including any amendment or supplement thereto.

          "Insurance Proceeds" shall mean those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of an insured, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention, or cost of reserve paid or held by or for the benefit of such insured.

          "Insured Claims" shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any Company Policy, whether or not subject to deductibles, uncollectability or retrospectively-rated premium adjustments, but only to the extent that such Liabilities are within applicable Company Policy limits, including aggregates.

          "Liabilities" shall mean any and all debts, liabilities and obligations, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including, without limitation, those debts, liabilities and obligations arising under any law, rule, regulation, Action, threatened Action, order or consent decree of any court, any governmental or other regulatory or administrative agency or commission or any award of any arbitration tribunal, and those arising under any contract, guarantee, commitment or undertaking.

          "Person" shall mean any natural person, corporation, limited liability company, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

          "Policies" shall mean insurance policies and insurance contracts of any kind (other than life and benefits policies or contracts), including, without limitation, primary, excess and umbrella policies, commercial general liability policies, fiduciary liability, environmental impairment, director and officer, health, automobile, aircraft, property and, casualty, workers' compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

          "Subsidiary" shall mean any corporation, partnership or other entity of which another entity (i) owns, directly or indirectly, ownership interests sufficient to elect a majority of the Board of Directors (or persons performing similar functions) (irrespective of whether at the time any other class or classes of ownership interests of such corporation, partnership or other entity shall or might have such voting power upon the occurrence of any contingency) or
(ii) is a general partner or an entity performing similar functions (e.g., a trustee).

          "Tax" shall mean all Federal, state, local and foreign taxes and assessments, including all interest, penalties and additions imposed with respect to such amounts.

          "Tax Agreement" shall mean the Tax Allocation and Indemnity Agreement dated as of the date hereof between BEI and Technologies.

          "Technologies Assets" shall mean, collectively, all the rights and assets of BEI and its Subsidiaries relating to the Technologies Business, including, without limitation, all the outstanding capital stock or other interests of Subsidiaries of BEI conducting Technologies Business and the technology, patents, trademarks and other intellectual property described in the Technology Transfer and License Agreement.

          "Technologies Business" shall mean the businesses heretofore conducted by BEI, including but not limited to the sensors and defense businesses, other than those medical device businesses conducted by BEI Medical Systems Company, Inc. ("BEI Medical") prior to the Effective Time, and business activities acquired, developed or established by or for Technologies or any of its Subsidiaries after the Effective Time.

          "Technologies Equity Plan" shall mean Technologies' 1997 Equity Incentive Plan, as in effect at the Effective Time.

          "Technologies Liabilities" shall mean, collectively, (i) all the Liabilities of Technologies and its Subsidiaries under this Agreement and any of the Ancillary Agreements and (ii) all the Liabilities of the parties hereto or their respective Subsidiaries (whenever arising whether prior to, at or following the Effective Time) arising out of or in connection with or otherwise relating to the management or conduct before or after the Effective Time of the Technologies Business.

          "Technology Transfer and License Agreement" shall mean the Technology Transfer and License Agreement dated as of the date hereof between BEI and Technologies.

          "Trademark Assignment and Consent Agreement" shall mean the Trademark Assignment and Consent Agreement dated as of the date hereof between BEI and Technologies.

     1.2 REFERENCES; INTERPRETATION. References to an "Exhibit" or to a "Schedule" are, unless otherwise specified, to one of the Exhibits or Schedules attached to this Agreement, and references to a "Section" are, unless otherwise specified, to one of the Sections of this Agreement.

                                   ARTICLE 2

             DISTRIBUTION AND OTHER TRANSACTIONS; CERTAIN COVENANTS

     2.1  THE DISTRIBUTION AND OTHER TRANSACTIONS.

          (a) CERTAIN TRANSACTIONS. At or prior to the Effective Time:

              (i) BEI shall contribute to Technologies the business entities that are to comprise the Technologies Business (to the extent they are not owned by Technologies or any of its Subsidiaries).

             (ii) BEI shall transfer to Technologies effective as of the Effective Time all of BEI's and its Subsidiaries' right, title and interest in the Technologies Assets.

            (iii) BEI shall transfer to Technologies and its Subsidiaries, all other assets that relate to the BEI executive office and human resources functions.

          (b) STOCK DIVIDEND TO BEI. At or prior to the Effective Time, Technologies shall issue to BEI as a stock dividend the number of Technologies Common Shares required to effect the Distribution less the number of Technologies Common Shares already owned by BEI.

          (c) CHARTER; BY-LAWS. Technologies' Certificate of Incorporation was filed with the Delaware Secretary of State on June 30, 1997, and the Board of Directors of Technologies adopted the Bylaws of Technologies at a meeting held on June 30, 1997.

          (d) DIRECTORS. At or prior to the Effective Time, BEI, as the sole shareholder of Technologies, shall have taken all necessary action to elect, or cause to be elected, to the Board of Directors of Technologies the individuals identified in the Information Statement as directors of Technologies, such elections to be effective on or prior to the Effective Time, with the specific date to be set by BEI in its discretion.

          (e) CERTAIN LICENSES AND PERMITS. At or prior to the Effective Time or as soon as reasonably practicable thereafter, all transferrable licenses, permits and authorizations issued by governmental or regulatory entities which relate to the Technologies Business but which are held in the name of BEI or any of its Subsidiaries (other than any Subsidiary of Technologies), or any of their respective employees, officers, directors, stockholders, agents, or otherwise, on behalf of Technologies (or its Subsidiaries) shall be duly and validly transferred by BEI to Technologies (or its Subsidiaries).

          (f) LEASE AMENDMENTS. At or prior to the Effective Time, or as soon as reasonably practicable thereafter, amendments shall be executed to each of the leases to which BEI is a party and which provide for the lease of real or personal property representing Technologies Assets or relating to the Technologies Business which amendments will provide for the substitution of Technologies for BEI as lessee or lessor, as the case may be, and excuse BEI from any future liabilities or responsibilities with respect thereto.

          (g) TRANSFER OF AGREEMENTS.

              (i) BEI hereby agrees that at or prior to the Effective Time or as soon as reasonably practicable thereafter, subject to the limitations set forth in this Section 2.1(g) and the terms of the Ancillary Agreements, it will, and it will cause its Subsidiaries (other than Technologies or any of its Subsidiaries) to, assign, transfer and convey to Technologies all of BEI's or such Subsidiaries' respective right, title and interest in and to any and all agreements that, in BEI's sole judgment, relate exclusively to the Technologies Business.

             (ii) Subject to the provisions of this Section 2.1(g) and the terms of the Ancillary Agreements, any agreement to which either or both of the parties hereto or any of their Subsidiaries is a party that inures, in BEI's sole judgment, to the benefit of both the BEI Business and the Technologies Business shall be assigned in part, on or prior to the Effective Time or as soon as reasonably practicable thereafter, so that each party shall be entitled to the rights and benefits inuring to its business under such agreement.

            (iii) The assignee of any agreement assigned, in whole or in part, hereunder (an "Assignee"), shall assume and agree to pay, perform, and fully discharge all obligations of BEI under such agreement or, in the case of a partial assignment under paragraph (g) (ii), Technologies's related portion of such obligations as determined in accordance with the terms of the relevant agreement, where determinable on the face thereof, and otherwise as determined in accordance with the practice of the parties prior to the Distribution.

            (iv) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any agreement, in whole or in part, or any rights thereunder if the agreement to assign or attempt to assign, without the consent of a third party, would constitute a breach thereof or in any way adversely affect the rights of the Assignee thereof. Until such consent is obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of any party hereto so that the Assignee would not, in fact, receive all such rights, the parties will cooperate with each other in any arrangement designed to provide for the Assignee the benefits of, and to permit the Assignee to assume liabilities under, any such agreement.

          (h) CONSENTS. The parties hereto shall use commercially reasonable efforts to obtain required consents to assignment of agreements hereunder.

          (i) DELIVERY OF SHARES TO AGENT. At or prior to the Effective Time, BEI shall deliver to the Agent the share certificate or certificates representing the Technologies Common Shares issued to BEI by Technologies, pursuant to Section 2.1(b) and shall instruct the Agent to distribute, on or as soon as practicable following the Distribution Date, such Common Shares to holders of record of shares of BEI Common Stock on the Distribution Record Date as further contemplated by, and subject to the conditions contained in, the Information Statement and this Agreement. Technologies shall provide all share certificates that the Agent shall require in order to effect the Distribution.

          (j) OTHER TRANSACTIONS. At or prior to the Effective Time, BEI and Technologies shall have consummated those other transactions in connection with the Distribution that are contemplated by the Information Statement and not specifically referred to in subparagraphs (a)-(i) above.

     2.2  FINANCING.

          (a) Each of the parties hereto shall take all actions necessary to cause Technologies immediately prior to the Effective Time: (i) to assume BEI's rights and obligations under the Credit Agreements, provided that BEI shall have no obligation to guarantee or otherwise provide credit support or enhancement for the obligations of Technologies under such Credit Agreements; and (ii) to assume BEI's intercompany payable to Defense Systems Company, Inc. ("Defense").

          (b) Each of the parties hereto shall take all actions necessary such that immediately prior to the Effective Time, BEI Sensors and Systems Company, Inc. ("Sensors") shall pay BEI up to $9.0 million in partial satisfaction of the intercompany obligation owed by Sensors to BEI. Immediately following such payment, BEI shall contribute the balance of its intercompany receivable from Sensors to Technologies.

          (c) Prior to the Effective Time, each of the parties shall take all actions necessary to cause Electronics to exchange its intercompany receivable from BEI Medical Systems Company, Inc. ("Medical") for common stock of Medical.

          (d) Prior to the Effective Time, each of the parties hereto shall take all actions necessary to cause Technologies to tender to Defense the intercompany receivable from Sensors (contributed to Technologies pursuant to the second sentence of Section 2.2(b) hereof) in partial satisfaction of the intercompany payable to Defense (assumed by Technologies pursuant to clause (ii) of Section 2.2(a) hereof).

     2.3 OPERATIONS IN ORDINARY COURSE. Each of BEI and Technologies agrees that, except as otherwise provided in any Ancillary Agreement or this Agreement or as otherwise mutually agreed between BEI and Technologies, during the period from the date of this Agreement through the Effective Time, it will, and will cause their respective Subsidiaries during such period to, conduct its and their respective businesses in a manner substantially consistent with current and past operating practices and in the ordinary course, including, without limitation, with respect to the payment and administration of accounts payable and the administration of accounts receivable, the purchase of capital assets and equipment and the management of inventories.

     2.4 CAPITAL STRUCTURE. Each of BEI and Technologies agrees to use commercially reasonable efforts to achieve both an allocation of consolidated indebtedness of BEI and a capital structure of Technologies which substantially reflects the capital structure after the Distribution of Technologies set forth in the Information Statement under the heading "Capitalization."

     2.5 ASSUMPTION AND SATISFACTION OF LIABILITIES. Except as otherwise specifically set forth in any Ancillary Agreement, from and after the Effective Time, (i) BEI shall, and shall cause its Subsidiaries to, assume, pay, perform and discharge all BEI Liabilities, and (ii) Technologies shall, and shall cause its Subsidiaries to, assume, pay, perform and discharge all Technologies Liabilities.

     2.6 RESIGNATIONS. BEI shall cause all its directors, officers and employees, other than those continuing in their present roles, as described in the Information Statement, to resign, effective as of the Effective Date, from all positions as directors, officers and employees of BEI or as officers or directors of BEI Medical or its subsidiaries.

     2.7 FURTHER ASSURANCES. In case at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and the Ancillary Agreements, the proper officers of each party to this Agreement shall take all such necessary action. Without limiting the foregoing, BEI and Technologies shall use commercially reasonable efforts to obtain all consents and approvals, to enter into all amendatory agreements and to make all filings and applications that may be required for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including, without limitation, all applicable governmental and regulatory filings and novations.

     2.8 NO REPRESENTATIONS OR WARRANTIES. Each of the parties hereto understands and agrees that, except as otherwise expressly provided, no party hereto is, in this Agreement or in any other agreement or document contemplated by this Agreement or otherwise, making any representation or warranty whatsoever, including, without limitation, as to title, value or legal sufficiency. It is also agreed and understood that all assets either transferred to or retained by the parties, as the case may be, shall be "as is, where is" and that (subject to Section 2.7) the party to which such assets are to be transferred hereunder shall bear the economic and legal risk that any conveyances of such assets shall prove to be insufficient or that such party's or any of the Subsidiaries' title to any such assets shall be other than good and marketable and free from encumbrances. Similarly, each party hereto understands and agrees that no party hereto is, in this Agreement or in any other agreement or document contemplated by this Agreement or otherwise, representing or warranting in any way that the obtaining of any consents or approvals, the execution and delivery of any amendatory agreements and the making of any filings or applications contemplated by this Agreement will satisfy the provisions of any or all applicable agreements or the requirements of any or all applicable laws or judgments, it being agreed and understood that the party to which any assets are transferred shall bear the economic and legal risk that any necessary consents or approvals are not obtained or that any requirements of laws or judgments are not complied with.

     2.9 ELIMINATION OF GUARANTEES. Except as otherwise specified in any Ancillary Agreement, BEI and Technologies shall use commercially reasonable efforts to have, on or prior to the Effective Time, or as soon as reasonably practicable thereafter, BEI and any of its Subsidiaries removed as guarantor of or obligor for any Technologies Liability or Liabilities. To the extent that BEI or any of its Subsidiaries cannot be removed as guarantor of or obligor for any such Technologies Liability or Liabilities, Technologies agrees that until such Technologies Liability or Liabilities shall have been discharged in full, Technologies will take no action, and will not permit any of its Subsidiaries to take any action, which will have the effect of increasing the contingent liability or exposure of BEI or any of its Subsidiaries with respect to such Technologies Liability or Liabilities.

     2.10 WITNESS SERVICES. At all times from and after the Effective Time, each of BEI and Technologies shall use commercially reasonable efforts to make available to each other, upon reasonable written request, its and its Subsidiaries' officers, directors, employees and agents as witnesses to the extent that (i) such persons may reasonably be required in connection with the prosecution or defense of any Action in which the requesting party may from time to time be involved and (ii) there is no conflict in the Action between the requesting party and itself. A party providing witness services to the other party under this Section shall be entitled to receive from the recipient of such services, upon the presentation of invoices therefor, payments for such amounts relating to supplies, disbursements and other out-of-pocket expenses and direct and indirect costs of employees who are witnesses as may be reasonably incurred in providing such witness services.

     2.11 CERTAIN POSTDISTRIBUTION TRANSACTIONS. Each of BEI and Technologies agrees that (i) it shall comply with and otherwise not take action inconsistent with each representation and statement made, or to be made, to Davis, Polk & Wardwell in connection with such firm's rendering an opinion to BEI and Technologies as to certain tax aspects of the Distribution and (ii) until two years after the Distribution Date, it will maintain its status as a company engaged in the active conduct of a trade or business, as defined in Section 355(b) of the Code.

     2.12 TRANSFERS NOT EFFECTED PRIOR TO EFFECTIVE TIME; TRANSFERS DEEMED EFFECTIVE AS OF EFFECTIVE TIME. To the extent that any transfers contemplated by this Article II shall not have been consummated at or prior to the Effective Time, the parties shall cooperate to effect such transfers as promptly following the Effective Time as shall be practicable. Nothing herein shall be deemed to require the transfer of any assets or the assumption of any Liabilities which by their terms or operation of law cannot be transferred; provided, however, that the parties hereto and their respective Subsidiaries shall cooperate to seek to obtain any necessary consents or approvals for the transfer of all assets and Liabilities contemplated to be transferred pursuant to this Article II. In the event that any such transfer of assets or Liabilities has not been consummated, from and after the Effective Time, the party retaining such asset or Liability shall hold such asset in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto) or retain such Liability for the account of the party by whom such Liability is to be assumed pursuant hereto, as the case may be, and take such other action as may be reasonably requested by the party to whom such asset is to be transferred, or by whom such Liability is to be assumed, as the case may be, in order to place such party, insofar as is reasonably possible, in the same position as would have existed had such asset or Liability been transferred as contemplated hereby. As and when any such asset or Liability becomes transferable, such transfer shall be effected forthwith. The parties agree that, as of the Effective

Time, each party hereto shall be deemed to have acquired complete and sole beneficial ownership over all of the assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such party is entitled to acquire or required to assume pursuant to the terms of this Agreement.

     2.13 ANCILLARY AGREEMENTS. At or prior to the Effective Time, each of BEI and Technologies shall enter into, and/or (where applicable) shall cause their respective Subsidiaries to enter into, the Ancillary Agreements and any other agreements in respect of the Distribution reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.

                                   ARTICLE 3

                             ACCESS TO INFORMATION

     3.1 PROVISION OF CORPORATE RECORDS. After the Effective Time, upon the prior written request by one party for specific and identified agreements, documents, books, records or files including, without limitation, computer files, microfiche, tape recordings and photographs (collectively, "Records"), relating to or affecting the requesting party, the other party shall arrange, as soon as reasonably practicable following the receipt of such request, for the provision of appropriate copies of such Records (or the originals thereof if the party making the request has a reasonable need for such originals) in the possession of such other party or any of its Subsidiaries, but only to the extent such items are not already in the possession of the requesting party.

     3.2  ACCESS TO INFORMATION.

          (a) From and after the Effective Time, BEI and Technologies shall afford to the other and its authorized accountants, counsel and other designated representatives (including governmental representatives and auditors in connection with governmental claims or audits) reasonable access during normal business hours, subject to appropriate restrictions for classified, privileged or confidential information, to the personnel, properties, books and records of such party and its Subsidiaries insofar as such access is reasonably required by the other party.

          (b) For a period of five years following the Effective Time, each of BEI and Technologies shall provide to the other, promptly following such time at which such documents shall be filed with the Securities and Exchange Commission (the "Commission"), all documents that shall be filed by it and by any of its respective Subsidiaries with the Commission pursuant to the periodic and interim reporting requirements of the Securities Exchange Act of 1934, and the rules and regulations of the Commission promulgated thereunder.

     3.3  REIMBURSEMENT; OTHER MATTERS.

          (a) Except to the extent otherwise contemplated by any Ancillary Agreement, a party providing Records or access to information to the other party under this Article III shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts relating to supplies, disbursements and other out-of-pocket expenses as are reasonably incurred in providing such Records or access to information.

          (b) The parties hereto shall comply with those document retention policies set forth in Schedule 3.3(b) hereto or established and agreed to in writing by their respective authorized officers on or prior to the Effective Time in respect of Records and related matters.

     3.4 CONFIDENTIALITY. Each of BEI and its Subsidiaries and Technologies and its Subsidiaries shall not use or permit the use of (without the prior written consent of the other) and shall hold, and shall cause its consultants and advisors to hold, in strict confidence, all information concerning the other parties in its possession, its custody or under its control (except to the extent that (A) such information has been in the public domain or becomes part of the public domain through no fault of such party, (B) such information has been later lawfully acquired by such party, without an obligation of confidence, from a third party who is legally free to disclose such information, (C) this Agreement or any other Ancillary Agreement or any other agreement entered into pursuant hereto permits such use or disclosure of such information or (D) such information is independently developed by such party without reference to such information) to the extent such information (x) relates to the period up to the Effective Time, (y) relates to any Ancillary Agreement or (z) is obtained in the course of performing services for the other party pursuant to any Ancillary Agreement, and each party shall not (without the prior written consent of the other) otherwise release or disclose such information to any other person, except such party's auditors and attorneys, unless compelled to disclose such information by judicial or administrative process or unless such disclosure is required by law and such party has used commercially reasonable efforts to consult with the other affected party or parties prior to such disclosure. To the extent that a party hereto is compelled by judicial or administrative process to disclose such information under circumstances in which any evidentiary privilege would be available, such party agrees to assert such privilege in good faith prior to making such disclosure. Each of the parties hereto agrees to consult with each relevant other party in connection with any such judicial or administrative process, including, without limitation, in determining whether any privilege is available, and further agrees to allow each such relevant party and its counsel to participate in any hearing or other proceeding (including, without limitation, any appeal of an initial order to disclose) in respect of such disclosure and assertion of privilege.

                                   ARTICLE 4

                               DISPUTE RESOLUTION

     In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or any of the Ancillary Agreements or otherwise arising out of, or in any way related to this Agreement or any of the Ancillary Agreements, including, without limitation, any claim based on contract, tort, statute or constitution (collectively, "Agreement Disputes"), the Presidents (or their designees) of the respective parties shall negotiate in good faith for a reasonable period of time to settle such Agreement Dispute.

     If after such reasonable period such Presidents (or their designees) are unable to settle such Agreement Dispute (and in any event after 60 days have elapsed from the time the parties began such negotiations), such Agreement Dispute shall be determined, at the request of either party, by arbitration before a single arbitrator conducted in San Francisco, California, before and in accordance with the then-existing Rules of Practice and Procedure of the San Francisco office of JAMS/Endispute, Inc. ("JAMS") (the "Rules"), and any judgment or award rendered by the arbitrator shall be final, binding and nonappealable (except upon grounds specified in 9 U.S.C. section 10 or California Code of Civil Procedure section 1285 et seq. as in effect on the date hereof), and judgment may be entered by any state or Federal court having jurisdiction thereof in accordance with Section 7.19 hereof. Each party shall have the right to conduct the following discovery: one-time service of up to 25 document requests upon the other party, with receipt of all responsive documents within 30 days; exchange of witness lists identifying any witnesses the party intends to call at the arbitration hearing and any other persons with material information about the dispute, including a brief description of each identified person's knowledge; the taking of depositions of any fact (non-expert) witnesses, however, the total time for all of each party's depositions of fact witnesses shall not exceed ten eight-hour days, including breaks; and the designation of up to three expert witnesses per party, with the right to depose the opposing party's experts, however the total time for all of each party's depositions of expert witnesses shall not exceed two eight-hour days, including breaks. Any controversy concerning whether an Agreement Dispute is an arbitrable Agreement Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation of enforceability of this Article 4 shall be determined by the arbitrator. The arbitrator shall be a retired or former judge of any Federal or California trial or appellate court or such other qualified person as the parties may agree to designate, provided such individual has had substantial professional experience with regard to settling commercial disputes. The arbitration hearing shall commence no later than six months following the service of the Demand for Arbitration. The arbitrator shall make detailed findings of fact and law in writing in support of his or her decision and shall serve his or her award and findings of fact within 15 days following the later of the conclusion of the arbitration hearing or submission of the final briefs. The arbitrator shall be entitled, if appropriate, to award any remedy in such proceedings, including, without limitation, monetary damages, specific performance and all other forms of legal and equitable relief; provided, however, the arbitrator shall not be entitled to award punitive damages and shall not reform, modify or materially change this Agreement or any of the Ancillary Agreements. In his or her award the arbitrator shall allocate, in his or her discretion, among the parties to the arbitration all costs of the arbitration, including, without limitation, the fees and expenses of the arbitrator and reasonable attorneys' fees, costs and expert witness expenses of the parties. The parties hereto agree to comply with any award made in any such arbitration proceedings that has become final in accordance with the Rules and agree to the entry of a judgment in any jurisdiction upon any award rendered in such proceedings becoming final under the Rules.

                                   ARTICLE 5

                                   INSURANCE

     5.1 COVERAGE. As of the Effective Time, coverage of Technologies and its Subsidiaries shall cease under current Company Policies, except as provided in this Article 5. From and after the Effective Time, Technologies and its Subsidiaries will be responsible for obtaining and maintaining insurance coverages for their own account, and, with respect to policies of commercial general liability insurance, shall name BEI as an additional insured with respect to liabilities assumed by BEI under the Indemnity Agreement. To the extent that liabilities arising from the activities of Technologies prior to the Effective Time are covered by Company Policies, and result in the assertion of claims against BEI after the Effective Time, it is the intention of the parties that, without increasing or expanding the risks assumed by the insurer, Technologies will have the benefit of such insurance coverage after the Effective Time. No assignment pursuant to Section 5.2 is intended to increase the liability of any insurer under a Company Policy. If and when such assignment occurs, it is BEI's intention to assign only such coverage as would have been available to BEI in respect of the Technologies Business if the Distribution had not occurred.

     5.2  CLAIMS FOLLOWING THE EFFECTIVE TIME; WAIVER.

          (a) If, subsequent to the Effective Time, any person shall assert a claim or institute a suit, action or proceeding against Technologies or any of its Subsidiaries (including, without limitation, where Technologies or its Subsidiaries are joint defendants with other persons) with respect to any injury, loss, liability, damage or expense incurred or claimed to have been incurred prior to the Effective Time in the course of or in connection with the conduct of the Technologies Business and which injury, loss, liability, damage or expense may constitute an insured or insurable occurrence under one or more Company Policies, BEI shall, at the time such claim is asserted, be deemed, without need of further documentation, to assign to Technologies or any of its Subsidiaries an interest in the relevant Company Policies (unless such assignment would render BEI's coverage for such occurrence thereunder void), subject to any limitations or obligations of Technologies contemplated by this
Article 5, if necessary, and then only to the extent necessary, to convey to Technologies or any of its Subsidiaries rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to any such claim, suit, action, proceeding, injury, loss, liability, damage or expense provided, however, that, with respect to Company Policies for which Technologies has payment obligations pursuant to Section 5.5 or otherwise, Technologies and its Subsidiaries shall only have the rights set forth under this Section 5.2(a) with respect to such Company Policies if such payment obligations have been satisfied by Technologies.

          (b) Notwithstanding any contrary provision contained herein, BEI shall at all times retain the Company Policies, together with the rights, benefits and privileges thereunder, including without limitation the right to invade or exhaust any Company Policy by submission of claims, settlement or otherwise; provided, that the retention of the Company Policies by BEI is not intended to limit, inhibit or preclude any right granted pursuant to Section 5.2(a), and provided further that Section 5.2(a) is not intended to limit, inhibit or preclude any rights, benefits or privileges BEI may have under Company Policies.

     5.3 ADMINISTRATION. From the Effective Time until one full policy year after the end of the policy year in which the Effective Time occurs (the "Insurance Transition Period"), Technologies shall be responsible for Claims Administration with respect to BEI Liabilities and Technologies Liabilities.
BEI hereby appoints Technologies as its agent and attorney in fact to assert claims against insurance carriers and to otherwise perform Claims Administration with respect to BEI Liabilities during the Insurance Transition Period. Technologies shall be responsible for Claims Administration with respect to Technologies Liabilities with respect to which BEI is engaged in coverage litigation as of the Effective Time.

     5.4 INSURANCE PROCEEDS. Proceeds received with respect to claims made under Company Policies shall be paid to BEI with respect to BEI Liabilities and to Technologies with respect to Technologies Liabilities.

     5.5 RETROSPECTIVELY RATED POLICIES. From and after the Effective Time, any additional premiums payable or rebates of premiums previously paid in respect of any retrospectively rated Company Policy shall be paid or collected by BEI. BEI shall be reimbursed by Technologies, or shall distribute to Technologies, amounts equal to the portion of any such additional premium or rebate, as applicable, which relates to the Technologies Business. BEI shall notify Technologies when it becomes aware of a proposed adjustment.

     5.6 AGREEMENT FOR WAIVER OF CONFLICT AND SHARED DEFENSE. In the event that Insured Claims of more than one of the parties hereto exist relating to the same occurrence, the parties shall jointly defend and waive any conflict of interest necessary to the conduct of the joint defense. Nothing in this Section
5.6 shall be construed to limit or otherwise alter in any way the obligations of the parties to this Agreement, including those created by this Agreement, by operation of law or otherwise.

     5.7 COOPERATION. The parties hereto agree to use commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Agreement.

     5.8 INDEMNITY AGREEMENT. The parties hereto agree that the amount which any indemnifying party is or may be required to pay to an indemnified party pursuant to the Indemnity Agreement shall be reduced (including, without limitation, retroactively) by any proceeds of insurance policies or other amounts actually recovered by or on behalf of such indemnified party in reduction of the related Liability (as defined in the Indemnity Agreement). If an indemnified party shall have received the payment (an "Indemnity Payment") required by the Indemnity Agreement from an indemnifying party in respect of any Liability (as defined in the Indemnity Agreement) and shall subsequently actually receive proceeds of insurance policies or other amounts in respect of such Liability, then such indemnified party shall repay to such indemnifying party a sum equal to the amount actually received (up to but not in excess of the amount of any Indemnity Payment made thereunder). An insurer who would otherwise be obligated to pay any claim shall not, solely by virtue of the indemnification provisions contained in the Indemnity Agreement, be relieved of its responsibility with respect thereto, or have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a benefit they would not otherwise be entitled to receive in the absence of the indemnification provisions contained in the Indemnity Agreement by virtue thereof.

                                   ARTICLE 6

                     EMPLOYEE OBLIGATIONS AND BENEFIT PLANS

     6.1 BEI RETIREMENT PLAN. From the Effective Time, and through December 31, 1997, Technologies employees will continue to participate in the BEI Retirement Plan. Effective January 1, 1998, Technologies will establish a qualified retirement plan with a salary deferral (401(k)) feature ("Technologies 401(k) Plan") for its and its Subsidiaries' employees. Prior service with BEI or any of its Subsidiaries shall be recognized under the Technologies 401(k) Plan for the purpose of meeting all vesting, eligibility and other service-related requirements thereunder. Effective January 1, 1998, Technologies' and its Subsidiaries' employees will no longer participate in the BEI Retirement Plan but will become participants in the Technologies 401(k) Plan in accordance with the terms of the Technologies 401(k) Plan. Effective as of, or as soon as administratively feasible following, January 1, 1998, the account balances of the Technologies and its Subsidiaries' employees held in the BEI Retirement Plan will be transferred to the Technologies 401(k) Plan in a trustee-to-trustee transfer (the "Transferred Assets"). Technologies hereby agrees to assume, and shall indemnify and hold harmless BEI from and against, any and all claims brought against BEI or any of its Subsidiaries under the Technologies 401(k) Plan or with respect to the Transferred Assets.

     6.2 SUPPLEMENTAL PLAN. Effective as of the Effective Time, Technologies shall adopt a plan substantially similar to the BEI Supplemental Plan (the "Technologies Supplemental Plan"). Prior service with BEI or any of its Subsidiaries shall be recognized under the Technologies Supplemental Plan for the purpose of meeting all vesting, eligibility and other service-related requirements thereunder. As of, or as soon as administratively feasible following, the Effective Time, assets, benefits and liabilities accrued under the BEI Supplemental Plan, with respect to participants in the BEI Supplemental Plan who become employees of Technologies or who become or remain employees of any Subsidiary of Technologies, shall be transferred to, and thereafter administered under, the terms of the Technologies Supplemental Plan. Technologies hereby agrees to assume, and shall indemnify and hold harmless BEI from and against, any and all claims brought against BEI or any of its Subsidiaries under the Technologies Supplemental Plan or with respect to the assets, benefits or liabilities transferred from the BEI Supplemental Plan to the Technologies Supplemental Plan.

     6.3  STOCK OPTIONS AND RESTRICTED STOCK.

          (a) STOCK OPTIONS. BEI and Technologies shall cause vested and unvested incentive stock options and nonstatutory stock options to purchase BEI Common Stock outstanding at the Effective Time to be converted to vested and unvested incentive stock options and nonstatutory stock options, as appropriate, to purchase Technologies Common Stock issued under the Technologies Equity Plan. The conversion will be accomplished according to the following rules:

              (i) the excess of the aggregate fair market value of the shares of Technologies Common Stock subject to the option after the conversion over the aggregate option price of such shares shall be essentially equal to, and in any event no more than, the excess of the aggregate fair market value of the shares of BEI Common Stock subject to the option before such conversion over the aggregate option price of such shares;

             (ii) on a share by share comparison, the ratio of the option price to the fair market value of the shares of Technologies Common Stock subject to the option immediately after the conversion may not be more favorable to the optionee than the ratio of the option price to the fair market value of the shares of BEI Common Stock subject to the option immediately before the conversion; and

            (iii) the new option does not give the option holder additional benefits that such holder did not have under the old option.

     For purposes of the calculation identified above, the fair market value of Technologies Common Stock after the conversion shall be calculated in accordance with accepted practices for such determinations, as determined by the management of Technologies in consultation with its professional advisers.

          (b) RESTRICTED STOCK. BEI and Technologies shall cause each holder as of the Distribution Record Date of shares of BEI Common Stock issued pursuant to the BEI Restricted Stock Plan ("BEI Restricted Stock") to receive as a result of the Distribution vested and unvested shares of Technologies Common Stock equal to the number of vested and unvested shares of BEI Restricted Stock held by such holder on the Distribution Record Date. Vesting of the unvested shares of Technologies Common Stock so issued shall be in accordance with the vesting requirements of the BEI Restricted Stock Plan; provided, however, that employment by Technologies or Electronics or any of either company's respective Subsidiaries shall be deemed to be employment by BEI or any of its Subsidiaries for purposes of satisfying the vesting requirements of the BEI Restricted Stock Plan. For the purpose of vesting unvested shares of BEI Restricted Stock under the vesting requirements of the BEI Restricted Stock Plan, employment by Technologies or any of its Subsidiaries shall be deemed to be employment by BEI or any of its Subsidiaries.

     6.4 OTHER BENEFITS. From the Effective Time, and through December 31, 1997, Technologies employees and employees of its Subsidiaries will continue to participate in the health, disability and other welfare benefit plans (other than plans described in Section 6.5) sponsored by BEI. Effective January 1, 1998, Technologies will adopt welfare benefit plans and programs (the "Technologies Benefit Plans") affording benefits similar to those provided under BEI's welfare benefit plans. Effective January 1, 1998, Technologies employees and employees of its Subsidiaries will no longer participate in the BEI welfare benefit plans and programs but will become participants in the Technologies Benefit Plans in accordance with the terms of the Technologies Benefit Plans. BEI will not be responsible for and will incur no liability with respect to the Technologies Benefit Plans. The BEI group medical plan or plans shall provide required group health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1984 ("COBRA") for qualifying events that occur prior to January 1, 1998. Technologies, with respect to its and its Subsidiaries' employees, shall provide COBRA coverage for qualifying events that occur on or after January 1, 1998. Technologies hereby agrees to assume, and shall indemnify and hold harmless BEI from and against, all claims brought against BEI or any of its Subsidiaries under the Technologies Benefit Plans, including, without limitation, any claims under COBRA for qualifying events of Technologies' and its Subsidiaries' employees and dependents that occur on or after January 1, 1998.

     6.5 SEVERANCE CLAIMS. Technologies shall assume, and shall indemnify and hold BEI harmless against, all claims and liabilities for severance, change-in-control or termination benefits arising out of or resulting from the transfer of employment of any employee of BEI or any of its Subsidiaries to Technologies or any of its Subsidiaries at the Effective Time.

                                   ARTICLE 7

                                 MISCELLANEOUS

     7.1 COMPLETE AGREEMENT; CONSTRUCTION. This Agreement, including the Exhibits and Schedules, and the Ancillary Agreements shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, such Ancillary Agreement shall control.

     7.2 ANCILLARY AGREEMENTS. This Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

     7.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

     7.4 SURVIVAL OF AGREEMENTS. Except as otherwise contemplated by this Agreement, all covenants and agreements of the parties contained in this Agreement shall survive the Effective Time.

     7.5 EXPENSES. Except as otherwise set forth in this Agreement or any Ancillary Agreement, all costs and expenses incurred on or prior to the Effective Time (whether or not paid on or prior to the Effective Time) in connection with the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, the Information Statement and the Distribution and the consummation of the transactions contemplated thereby shall be charged to and paid by BEI Electronics, Inc. and allocated to the parties on an equitable basis. Except as otherwise set forth in this Agreement or any Ancillary Agreement, each party shall bear its own costs and expenses incurred after the Effective Time.

     7.6 NOTICES. All notices and other communications hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

     To BEI ELECTRONICS, INC.:

     Prior to the Effective Time:

          One Post Street, Suite 2500
          San Francisco, CA  94104
          Attn:  President

     After the Effective Time:

          83 Hobart Street
          Hackensack, NJ  07601
          Attn:  President

     with a copy to:

          One Post Street, Suite 2500
          San Francisco, CA  94104
          Attn:  Chairman

     To BEI TECHNOLOGIES, INC.:

     One Post Street, Suite 2500
     San Francisco, CA  94104
     Attn:  President

     7.7 WAIVERS. The failure of either party to require strict performance by the other party of any provision in this Agreement will not waive or diminish that party's right to demand strict performance thereafter of that or any other provision hereof.

     7.8 AMENDMENTS. Subject to the terms of Section 7.11 hereof, this Agreement may not be modified or amended except by an agreement in writing signed by the parties.

     7.9 ASSIGNMENT. This Agreement shall be assignable in whole in connection with a merger or consolidation or the sale of all or substantially all the assets of a party hereto so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant party hereto by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other party to this Agreement. Otherwise this Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the prior written consent of the others and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.

     7.10 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

     7.11 TERMINATION. This Agreement may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by and in the sole discretion of BEI without the approval of Technologies or the shareholders of BEI. In the event of such termination, no party shall have any liability of any kind to any other party or any other person. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by the parties.

     7.12 SUBSIDIARIES. Each of the parties hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such party at the time such performance is anticipated to occur in order to facilitate the Distribution.

     7.13 THIRD PARTY BENEFICIARIES. This Agreement is solely for the benefit of the parties hereto and their respective Subsidiaries and Affiliates and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

     7.14 ATTORNEY FEES. Except as contemplated by the third to the last sentence of Article 4 hereof, a party in breach of this Agreement shall, on demand, indemnify and hold harmless the other party hereto for and against all out-of-pocket expenses, including, without limitation, legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled hereunder or otherwise.

     7.15 TITLE AND HEADINGS. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     7.16 EXHIBITS AND SCHEDULES. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

     7.17 SPECIFIC PERFORMANCE. Each of the parties hereto acknowledges that there is no adequate remedy at law for failure by such party to comply with the provisions of this Agreement and that such failure would cause immediate harm that would not be adequately compensable in damages, and therefore agree that its agreements contained herein may be specifically enforced without the requirement of posting a bond or other security, in addition to all other remedies available to the other party hereto under this Agreement.

     7.18 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA AS SUCH LAWS ARE APPLIED TO AGREEMENTS BETWEEN CALIFORNIA RESIDENTS ENTERED INTO AND PERFORMED ENTIRELY IN CALIFORNIA.

     7.19 CONSENT TO JURISDICTION. This Section 7.19 shall not limit the provisions of Article 4 hereof. Each of the parties irrevocably submits to the exclusive personal jurisdiction and venue of (a) the Superior Court for the City and County of San Francisco, California and (b) the United States District Court for the Northern District of California, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Northern District of California located in San Francisco, California or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Superior Court for the City and County of San Francisco, California. Each of the parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's address set forth above shall be effective service of process for any action, suit or proceeding in California with respect to any matters to which it has submitted to jurisdiction in this Section 7.19. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Superior Court for the City and County of San Francisco, California, or (ii) the United States District Court for the Northern District of California located in San Francisco, California, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     7.20 SEVERABILITY. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

     7.21 FORCE MAJEURE.

          7.21.1 ACTS CONSTITUTING FORCE MAJEURE. Neither party shall be liable to the other for a delay in its performance of this Agreement arising from causes beyond its reasonable control. Without limiting the generality of the foregoing, such events include any act of God; accident; explosion; fire; earthquake; flood; strikes; labor disputes; riots; sabotage; embargo; equipment failure; federal, state, or local legal restriction or limitation. Neither party shall be required to resolve labor disputes, but shall use commercially reasonable efforts to seek alternative sources to the extent practicable.

          7.21.2 NOTICE REQUIREMENT. When circumstances occur that delay the performance of either party under this Agreement, whether or not such circumstances are excused pursuant to Section 7.21.1 above, such party shall, when it first becomes aware of such circumstances, promptly notify the other party, by facsimile or by telephone confirmed in writing within two (2) business days in the case of oral notice. Within ten (10) business days of the date when either party first becomes aware of the event which it contends is responsible for the delay, it shall supply to the other party in writing the reason(s) for and anticipated duration of such delay, the measures taken and to be taken to prevent or minimize the delay, and the timetable for the implementation of such measures.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                              BEI ELECTRONICS, INC.,



                              By:
                                 --------------------------------
                              Name:
                                   ------------------------------
                              Title:
                                    -----------------------------

                              BEI TECHNOLOGIES, INC.,



                              By:
                                  -------------------------------
                              Name:
                                   ------------------------------
                              Title:
                                    -----------------------------

                                SCHEDULE 3.3(b)

                           DOCUMENT RETENTION POLICY


I.   GENERAL GUIDELINES AFFECTING DOCUMENT RETENTION

     Generally, the document retention policy is shaped by the following requirements and issues:

     A. LEGAL REQUIREMENTS. The comprehensive document retention policy must conform to legal requirements that affect the businesses.

     B. INDUSTRY PRACTICE. Standards and customs in the industries in which the companies do business will often determine record retention policies. These standards and customs, coupled with accrued experience within the companies, often provide a basis for decisions made concerning the relative utility of competing policies.

     C. INDIVIDUAL REQUIREMENTS. Need for access and retrieval of documents also determines the parameters of the document retention policy.

II.  PARTICULAR CATEGORIES OF DOCUMENTS AND THEIR RETENTION

     Several categories of documents that bear special consideration are identified below. While minimum retention periods are suggested, the retention of the documents identified below and of documents not included in the identified categories should be determined primarily by the application of the general guidelines affecting document retention identified above, as well as any other pertinent factors known to the respective company.

     A. TAX RECORDS. Tax records include, but may not be limited to, documents concerning payroll, expenses, proof of deductions, business costs, accounting procedures, and other documents concerning the Companies revenues. Tax records should be retained for at least six years from the date of filing the applicable return.

     B. EMPLOYMENT RECORDS/PERSONNEL RECORDS. State and federal statutes require the companies to keep certain recruitment, employment and personnel information. The companies should also keep personnel files that reflect performance reviews and any complaints brought against the Company or individual employees under applicable state and federal statutes. The companies should also keep all final memoranda and correspondence reflecting performance reviews and actions taken by or against personnel in the employee's personnel file. Employment Records/Personnel Records should be retained for six years.

     C. BOARD MATERIALS. Meeting minutes should be retained in perpetuity in the companies' respective minute books. A clean copy of all Board materials should be kept for no less than three years by each company.

                                       1.

     D. PRESS RELEASES/PUBLIC FILINGS. The companies should retain permanent copies of all press releases and publicly filed documents under the theory that each company should have its own copy to test the accuracy of any document a member of the public can theoretically produce against that company.

          With regard to Registration Statement materials or any periodic reports filed with the SEC or any government agency, a copy of the materials actually filed or publicly disseminated should be kept in a permanent file by the company.

     E. LEGAL FILES. Counsel should be consulted to determine the retention period of particular documents.

     F. MARKETING AND SALES DOCUMENTS. Each company should keep final copies of marketing and sales documents for the same period of time it keeps other corporate files --generally three years.

          An exception to the three year policy may be sales invoices, contracts, leases, licenses and other legal documentation. These documents should be kept for at least three (3) years beyond the life of the agreement.

     G. DEVELOPMENT/INTELLECTUAL PROPERTY AND TRADE SECRETS. Development documents are often subject to intellectual property protection in their final form (e.g., patents and copyrights). The documents detailing the development process are often also of value to a company and are protected as a trade secret where the company:

          (a) derives independent economic value from the secrecy of the information; and

          (b) the company has taken affirmative steps to keep the information confidential.

          Each company should keep all documents designated as containing trade secret information for at least the life of the trade secret.

     H. CONTRACTS. Final, execution copies of all contracts entered into by a company should be kept by that company. Each company should retain copies of the final contracts for at least three (3) years beyond the life of the agreement, and longer in the case of publicly filed contracts.

     I.   ELECTRONIC MAIL.  Email that needs to be saved should be either:

          (a)  printed in hard copy and kept in the appropriate file; or

          (b) downloaded to a computer file and kept electronically or on disk as a separate file.

                                       2.

          The retention period depends upon the subject matter of the email, as covered elsewhere in this policy.

                                       3.